For Media Inquiries Contact:
Sloane & Company
Elliot Sloane, 212-446-1860
Esloane@sloanepr.com

Or

Dan Zacchei 212-446-1882

Dzacchei@sloanepr.com

SANDELL COMMENTS ON REVERSAL OF IMPROPER PREVIOUS BYLAW AMENDMENTS AT BOB EVANS FARMS, INC.

While Pleased at the Successful Restoration of Rights to Shareholders, Sandell Believes Further, Comprehensive Change is Necessary

Continues to See Need for Fundamental Strategic Change and to Reign in Irresponsible Spending

NEW YORK (January 29, 2014) – Sandell Asset Management Corp. (“Sandell”), one of the largest shareholders of Bob Evans Farms, Inc. (NASDAQ:BOBE) (“Bob Evans” or the “Company”), today commented on the Company’s decision to reverse the Bylaw changes made unilaterally by the Board of Directors (the “Board”) of Bob Evans in 2011 that severely restricted the rights of shareholders to amend the Bylaws. As a result of this reversal, Sandell announced its intention to withdraw its pending lawsuit against Bob Evans in the Court of Chancery of the State of Delaware that had been filed in order to restore the rights of shareholders to amend the Company’s Bylaws (the “Bylaws”) by majority vote.

Thomas Sandell, CEO of Sandell Asset Management, stated, “We are encouraged that the Board of Directors took steps to restore the rights of shareholders to amend the Company’s Bylaws by majority vote. It is unfortunate that we had to go to court to preserve and enforce the rights of shareholders and its clear to us the Company would not have implemented these changes without us taking these measures. However, we are pleased with this result and view it is as a victory for shareholders against a company whose Board had taken entrenching actions that we believe demonstrated complete contempt for the shareholders, who are the true owners of Bob Evans.”

Mr. Sandell further stated, “The other proposed changes that the Company intends to present to shareholders at the 2014 Annual Meeting should have been implemented a long time ago and in our opinion reflect a cynical attempt to portray the Company as embracing good governance practices. We are particularly skeptical about the Company’s sudden mention of “a search process for additional, independent directors” that the Company states has been ongoing for 5 months, and take great issue with the Company’s idea of “independent” directors. While the Company’s 2013 proxy statement claims that the Board is “comprised of nine independent directors,” we categorically reject this notion and believe that the numerous connections both among Board members themselves, as well as between various Board members and Chairman and CEO Steven Davis, reflect one of the most insidious examples of cronyism demonstrated by a publicly-traded company. For a more detailed illustration of the many troubling relationships among Directors we refer to pages 5 through 8 of the recent lawsuit filed on January 22, 2014 by the Oklahoma Firefighters Pension & Retirement System against Bob Evans in the Court of Chancery of the State of Delaware (Appendix A).”

Mr. Sandell also noted, “We remain convinced that further, comprehensive strategic change is necessary at Bob Evans in order to unlock the Company’s true value for shareholders. In addition, we believe it is imperative to reign in what we believe are the irresponsible spending habits (the $46.5 million new corporate headquarters being a particularly glaring example) and poor decisions made by management and sanctioned by this Board. Indeed, we have profound concerns regarding the Company’s cost structure and mis-management of the Company’s core restaurant brand. It is our belief that there may be over $30 million in excess general and administrative expenses at the Company, which, coupled with the Company’s significant real estate value, is a factor that we believe has resulted in recent private equity interest articulated to us. We do not believe that this Board of Directors has demonstrated any ability to effectively extract value from the Company’s unique assets or oversee the management of Bob Evans. Fortunately, the shareholders now have had their rights to additional avenues to effectuate change restored.”

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Appendix A: Selection from Verified Class Action Complaint filed January 22, 2014 by the Oklahoma Firefighters Pension & Retirement System against Bob Evans in the Court of Chancery of the State of Delaware:

“10. Defendant Bob Evans’ Board is parochial in the extreme for a public company. In 2010, The Corporate Library raised concerns that Defendant Bob Evans had a “board within a board” and a problem due to “potential director and managerial entrenchment.” This is in part due to the fact that a majority of the Board’s members have long-standing relationships with each other and with the Company’s Chairman and CEO, Defendant Steven A. Davis, whether through local Columbus, Ohio institutions (such as Ohio State University) or through their residence in or adjacent to New Albany, Ohio (an exclusive master-planned community northeast of Columbus with a population of approximately 7,700). In fact, the Board recently built a new corporate headquarters in New Albany, Ohio at a cost of approximately $46.5 million, instead of accepting more than $14 million in incentive payments to stay at its prior location in the City of Columbus.

11. Defendant Steven A. Davis (“Davis”) has served as Chairman and CEO of Bob Evans since 2006. Defendant Davis is a resident of New Albany, Ohio. Since at least 2007, Defendant Davis has been a member of the board of the Foundation for the Ohio State University Comprehensive Cancer Center—Arthur G. James Cancer Hospital and Richard J. Solove Research Institute (the “OSU James Foundation”). Defendant Davis delivered the 2008 Winter commencement speech at Ohio State University. He has also been a member of the JobsOhio Board of Directors since July 2011. Defendant Davis’s wife, Lynnda Davis, is a member of the Board of Trustees of the Columbus College of Art & Design and a founding member of the Women’s Leadership Council of the United Way of Central Ohio. At least one of Defendant Davis’s children attended Columbus Academy, a private college preparatory school. Several of Defendant Davis’s colleagues on the Board share the affiliations of the Davis family.

12. Defendant Michael J. Gasser (“Gasser”) has served as a Bob Evans’ director since 1997 and as its purported “Lead Independent Director” since 2006. Defendant Gasser was a member of the board of the OSU James Foundation from at least 2011 to 2012. Defendant Gasser has been a member of the Ohio State University Board of Trustees since September 2012. According to his fellow Bob Evans’ director and then-Ohio State University President, E. Gordon Gee, Defendant Gasser was “the driving force” behind a $5 million grant to Ohio State University and the Global Health Delivery Partnership from a charitable trust that was affiliated with Gasser.

13. Defendant E. Gordon Gee (“Gee”) has served as a Bob Evans’ director since 2009. Defendant Gee was the President of Ohio State University from 2007 to 2013. He remains closely connected with Ohio State University, retaining tenure at its law school and the title “President Emeritus.” Like Defendant Davis, Defendant Gee has been a member of the JobsOhio Board of Directors since July 2011.

14. Defendant E.W. Ingram III (“Ingram”) has served as a Bob Evans’ director since 1998. Defendant Ingram is a resident of New Albany, Ohio. Defendant Ingram was a member of the board of the OSU James Foundation from at least 2007 to 2011. Defendant Ingram has also been a member of the board of the Ohio State University Foundation since at least 2007. In January 2011, Defendant Ingram pledged $10 million to Ohio State University and Nationwide Children’s Hospital for autism research. In December 2011, Defendant Ingram and his wife received the Distinguished Service Award at the Ohio State University Autumn 2011 commencement.

15. Defendant Cheryl Krueger (“Krueger”) has served as a Bob Evans’ director since 1993. Defendant Krueger is a resident of New Albany, Ohio. She is also a former president of the OSU James Foundation, chaired its capital raising campaign, was a member of the OSU James Foundation board from at least 2006 to 2012, and made a $1 million pledge to the OSU James Foundation. Defendant Krueger was a member of the board of the Ohio State University Foundation from at least 2007 to 2012. Krueger was also personally invited by then-Ohio State University President, Defendant Gee, to give the commencement speech at the University’s Autumn 2011 commencement. Defendant Krueger has been a member of the Ohio State University Board of Trustees since June 2012. She was also an eight-year member and former president of the Board of Trustees of Columbus Academy, chaired its capital campaign, and is the donor for a Columbus Academy endowed fund in her name.

16. Defendant G. Robert Lucas (“Lucas”) has served as a Bob Evans’ director since 1986. Defendant Lucas is a resident of New Albany, Ohio. He is a former partner of Vorys, Sater, Seymour and Pease (“Vorys Sater”), Bob Evans’ long-time outside legal counsel, based in Columbus, Ohio. In 2007, Defendant Lucas made a donation to the Ohio State University Foundation to establish the Lucas Family Scholarship Fund at Ohio State University’s law school.

17. Defendant Eileen Mallesch (“Mallesch”) has served as a Bob Evans’ director since 2008. Defendant Mallesch lives in Gahanna, Ohio, which abuts New Albany, Ohio. Defendant Mallesch is a member of the Board of Trustees of the Columbus College of Art & Design and a founding member of the Women’s Leadership Council of the United Way of Central Ohio.

18. Defendant Paul S. Williams (“Williams”) has served as a Bob Evans’ director since 2007. Defendant Williams is a former partner of Vorys Sater. Defendant Williams was the President of the Board of Trustees of Columbus Academy during the same period when Defendant Krueger served as capital campaign chair, and he is the donor for a Columbus Academy endowed fund in his family’s name.

19. Defendant Larry C. Corbin (“Corbin”) has served as a Bob Evans’ director since 1981. He started his career at Bob Evans in 1962 and retired in 2006 after serving as Interim Chief Executive Officer from 2005 to 2006.

20. Defendant Bryan G. Stockton (“Stockton”) served as a Bob Evans director between 2006 and 2012.

21. Defendants Davis, Gasser, Gee, Ingram, Krueger, Lucas, Mallesch, Williams, Corbin, and Stockton are referred to herein as the “Director Defendants.”

About Sandell Asset Management Corp.
Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

Contact:

Sandell Asset Management LLC

Adam Hoffman, 212-603-5814

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy, 212-929-5500

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei 212-446-1882

Additional Information

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, L.P., CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD., CASTLERIGG UCITS FUNDS PLC, SANDELL INVESTMENT SERVICES, L.L.C., PULTENEY STREET PARTNERS, L.P., AND THOMAS E. SANDELL (COLLECTIVELY, "SANDELL" OR THE "PARTICIPANTS") MAY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY") IN CONNECTION WITH SANDELL'S INTENT TO SEEK TO

HAVE THE COMPANY'S STOCKHOLDERS TAKE CORPORATE ACTION BY WRITTEN CONSENT (THE "CONSENT SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY SANDELL FROM THE STOCKHOLDERS OF THE COMPANY, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. IF AND WHEN COMPLETED, THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MACKENZIE PARTNERS, INC., SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD, IF AND WHEN AVAILABLE, WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 3 TO THE SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON DECEMBER 9, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Bob Evans Farms, Inc. ("Bob Evans"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Sandell Asset Management Corp. ("SAMC") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. SAMC reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. SAMC disclaims any obligation to update the information contained herein. SAMC and/or one or more of the investment funds it manages may purchase additional Bob Evans shares or sell all or a portion of their shares or trade in securities relating to such shares.